EXHIBIT 11.1


              MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
              PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
         NINE MONTHS ENDED OCTOBER 1, 1994 AND OCTOBER 2, 1993
                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              NINE MONTHS ENDED
                                              Oct. 1,    Oct. 2,
                                               1994       1993

Net Income                                    $ 1,045    $   682
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                            11         13
Adjusted net income                           $ 1,056    $   695

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

Weighted average common shares outstanding      561.6      546.4
Common equivalent shares:
   Stock options                                 12.3       11.4
   Zero coupon notes due 2009 and 2013           15.2       19.2
Common and common equivalent
   shares - primary (in millions)               589.1      577.0

Net earnings per share - primary              $  1.79    $  1.20

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - FULLY DILUTED:

Weighted average common shares outstanding      561.6      546.4
Common equivalent shares:
   Stock options                                 12.9       13.5
   Zero coupon notes due 2009 and 2013           15.2       19.2
Common and common equivalent
   shares - fully diluted (in millions)         589.7      579.1

Net earnings per share - fully diluted        $  1.79    $  1.20